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FISCHER IMAGING CORPORATION TABLE OF CONTENTS

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2003

FISCHER IMAGING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19386	36-2756787
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

12300 North Grant Street Denver, CO		80241
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (303) 452-6800

No Change
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

        Fischer Imaging Corporation (together with its subsidiaries, "Fischer", "Fischer Imaging", "Company", "we", "us" or "our") has filed this Form 8-K to provide certain information relating to the three and six-month periods ended June 29, 2003 and three month period ended March 30, 2003. All information in this Form 8-K is as of June 29, 2003, and does not reflect any subsequent information or events, except where the context otherwise specifically requires.

        Our independent auditors have not completed their review of the financial statements that are included in this current report on Form 8-K as required by Rule 10-01(d) of Regulation S-X. This review will not be completed until they are able to complete their audit of our annual financial statements for the year 2000 through 2002. See the discussion of the restatement of our financial statements in Note 2 to the Unaudited Consolidated Financial Statements on page 10.

FISCHER IMAGING CORPORATION
TABLE OF CONTENTS

Financial Statements

FISCHER IMAGING CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands except per share data)

(Unaudited)

	June 29, 2003	March 30, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$4,341	$3,735	$8,401
Trade accounts receivable, net of allowance for doubtful accounts of $537 at June 29, 2003, $542 at March 30, 2003 and $528 at December 31, 2002	7,768	6,334	8,685
Inventories, net	16,780	18,516	17,953
Prepaid expenses and other current assets	1,228	514	515

Total current assets	30,117	29,099	35,554

Property and equipment:
Manufacturing equipment	8,056	7,831	7,745
Office equipment and leasehold improvements	8,393	8,110	7,421

Total property and equipment	16,449	15,941	15,166
Less: accumulated depreciation and amortization	(12,408)	(12,135)	(11,949)

Property and equipment, net	4,041	3,806	3,217

Intangible assets, net	1,099	1,110	1,121
Cash value of life insurance policies and other	1,161	1,160	1,187

Total assets	$36,418	$35,175	$41,079

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade accounts payable	$2,703	$1,664	$4,755
Accrued salaries and wages	1,523	1,460	2,025
Customer deposits	3,107	1,242	1,230
Accrued warranties	1,691	1,593	1,676
Deferred service revenue	384	348	443
Deferred royalty revenue	200	200	200
Other current liabilities	710	1,325	1,926

Total current liabilities	10,318	7,832	12,255

Long-term debt (life insurance)	1,216	1,209	1,181
Non-current deferred royalty revenue	50	100	150

Total liabilities	11,584	9,141	13,586

Stockholders' equity:
Common Stock, $.01 par value, 25,000,000 shares authorized; 9,334,484, 9,331,984 and 9,306,576 shares issued and outstanding at June 29, 2003, March 30, 2003 and December 31, 2002, respectively	93	93	93
Preferred Stock, 5,000,000 shares authorized:
Series C Junior Participating Preferred Stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	—	—	—
Series D convertible Preferred Stock, $.01 par value, 506,667 shares authorized, no shares issued and outstanding	—	—	—
Paid-in capital	49,263	49,263	49,131
Accumulated deficit	(24,841)	(23,341)	(21,299)
Accumulated other comprehensive income (loss)—foreign currency translation adjustments	319	19	(432)

Total stockholders' equity	24,834	26,034	27,493

Total liabilities and stockholders' equity	$36,418	$35,175	$41,079

The accompanying notes are an integral part of these consolidated financial statements.

FISCHER IMAGING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
		(Restated)		(Restated)
Revenues:
Products	$9,872	$6,302	$16,753	$13,991
Services	2,775	3,752	6,050	7,631

Total revenues	12,647	10,054	22,803	21,622

Cost of sales:
Products	6,188	6,410	11,675	11,804
Services	2,901	2,284	5,225	5,432
Inventory write-down and other charges	—	2,272	—	2,272

Total cost of sales	9,089	10,966	16,900	19,508

Gross profit (loss)	3,558	(912)	5,903	2,114
Operating expenses:
Research and development	923	813	1,747	2,053
Selling and marketing	2,704	2,105	4,490	3,452
General and administrative	2,376	2,555	4,191	3,807

Total operating expenses	6,003	5,473	10,428	9,312

Loss from operations	(2,445)	(6,385)	(4,525)	(7,198)
Other income and expense:
Interest expense	(5)	(37)	(13)	(68)
Interest income	10	17	30	18
Patent settlement income	900	24,950	900	24,950
Other income (expense), net	40	(13)	66	(57)

Net (loss) income	$(1,500)	$18,532	$(3,542)	$17,645

Net (loss) income per share:
Basic	$(0.16)	$2.01	$(0.38)	$1.92

Diluted	$(0.16)	$1.85	$(0.38)	$1.76

Weighted average shares used to calculate net (loss) income per share:
Basic	9,316	9,239	9,319	9,213

Diluted	9,316	10,013	9,319	10,024

The accompanying notes are an integral part of these consolidated financial statements.

FISCHER IMAGING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands except per share data)

(Unaudited)

	Three Months Ended
	June 29, 2003	March 30, 2003
Revenues:
Products	$9,872	$6,881
Services	2,775	3,275

Total revenues	12,647	10,156

Cost of sales:
Products	6,188	5,487
Services	2,901	2,324

Total cost of sales	9,089	7,811

Gross profit	3,558	2,345
Operating expenses:
Research and development	923	824
Selling and marketing	2,704	1,786
General and administrative	2,376	1,815

Total operating expenses	6,003	4,425

Loss from operations	(2,445)	(2,080)
Other income and expense:
Interest expense	(5)	(8)
Interest income	10	20
Patent settlement income	900	—
Other income (expense), net	40	26

Net loss	$(1,500)	$(2,042)

Net loss per share:
Basic	$(0.16)	$(0.22)

Diluted	$(0.16)	$(0.22)

Weighted average shares used to calculate net loss per share:
Basic	9,316	9,309

Diluted	9,316	9,309

The accompanying notes are an integral part of these consolidated financial statements.

FISCHER IMAGING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Six Months Ended
	June 29, 2003	June 30, 2002
		(Restated)
Cash flows from operating activities:
Net cash (used in) provided by operating activities	$(3,660)	$17,526
Cash flows from investing activities:
Capital expenditures	(1,283)	(762)

Net cash used in investing activities	(1,283)	(762)
Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	132	212
Repayments of long-term debt	—	(10)

Net cash provided by financing activities	132	202
Effect of exchange rate changes on cash	751	(4)

Net (decrease) increase in cash and cash equivalents	(4,060)	16,962
Cash and cash equivalents, beginning of period	8,401	1,233

Cash and cash equivalents, end of period	$4,341	$18,195

The accompanying notes are an integral part of these consolidated financial statements.

FISCHER IMAGING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(Unaudited)

	Three Months Ended
	June 29, 2003	March 30, 2003
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$814	$(4,474)
Cash flows from investing activities:
Capital expenditures	(508)	(775)

Net cash used in investing activities	(508)	(775)
Cash flows from financing activities:
Proceeds from exercise of stock options and employee stock purchase plan	—	132

Net cash provided by financing activities	—	132
Effect of exchange rate changes on cash	300	451

Net increase (decrease) in cash and cash equivalents	606	(4,666)
Cash and cash equivalents, beginning of period	3,735	8,401

Cash and cash equivalents, end of period	$4,341	$3,735

The accompanying notes are an integral part of these consolidated financial statements.

FISCHER IMAGING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 29, 2003

(UNAUDITED)

(1) GENERAL

        All financial information contained in this current report on Form 8-K is unaudited, and includes the estimated impact of Fischer Imaging's current restatement analysis for years 2000 through 2002 and related changes in accounting policies, practices and procedures. Fischer Imaging can give no assurance that this financial information is final or that it will not be subject to further adjustment. Fischer Imaging may not have identified all adjustments necessary to present its financial statements in accordance with generally accepted accounting principles. The independent audit of our restated financial statements for years 2000 through 2002 that is in process is not yet complete. This audit may also result in changes to this financial information. Our independent auditors have not completed their review of the financial statements included in this Form 8-K. The completion of that review could result in changes to these financial statements.

        Subject to the foregoing, in management's opinion, based on the information available at that time, the accompanying unaudited consolidated balance sheets and statements of operations and cash flows contain all adjustments of a normal and recurring nature necessary to present fairly, in all material respects, the financial position of Fischer Imaging, at June 29, 2003, March 30, 2003, and December 31, 2002, its results of operations for the three months ended March 30, 2003, and three and six months ended June 29, 2003 and June 30, 2002, and its cash flows for the three months ended March 30, 2003 and June 29, 2003, and six months ended June 29, 2003 and June 30, 2002. Results of operations and cash flows for the interim periods may not be indicative of the results of operations and cash flows for the full fiscal year.

        These unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements which have been consistently applied for all periods, and, as a result, do not include all the information and note disclosures required in annual financial statements. Typically, and for the year ending December 31, 2003, the Company closes its first three fiscal quarters as of the Sunday closest to the end of March, June and September.

        The Company's core business is the design, manufacture and marketing of specialty digital imaging systems and other medical devices used primarily for the diagnosis and treatment of breast cancer.

Stock Option Plans

        The Company's stock option plans are accounted for under the intrinsic value recognition and measurement principles of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. Because the exercise price of all options granted under these plans was equal to the market price of the underlying stock on the grant date, no stock-based employee compensation cost is recognized in net income. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123. "Accounting for Stock-Based Compensation", to employee stock benefits.

        For purposes of this pro forma disclosure, the estimated fair value of the options is assumed to be amortized to expense over the options' vesting periods.

	Three Months Ended		Six Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
Net (loss) income, as reported	$(1,500)	$18,532	$(3,542)	$17,645
Fair value-based compensation cost, net of tax	(65)	(202)	(662)	(521)

Pro forma net (loss) income	$(1,565)	$18,330	$(4,204)	$17,124
Basic earnings per share:
As reported	$(0.16)	$2.01	$(0.38)	$1.92
Pro forma	(0.17)	1.98	(0.45)	1.86
Diluted earnings per share:
As reported	$(0.16)	$1.85	$(0.38)	$1.76
Pro forma	(0.17)	1.83	(0.45)	1.71

New Accounting Pronouncements

Statement of Financial Accounting Standards No. 146.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Generally, SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized as incurred, whereas EITF Issue No. 94-3 required such a liability to be recognized at the time that an entity committed to an exit play. The adoption of SFAS No. 144 did not have a material impact on the Company's consolidated financial statements.

Statement of Financial Accounting Standards No. 148.

        In December 2002, the FASB issued SFAS No. 148, which provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition requirements of SFAS No. 148 are effective for the Company's fiscal year 2003. SFAS No. 123, "Accounting and Disclosure of Stock-Based Compensation," establishes an alternative method of expense recognition for stock-based compensation awards to employees based on estimated fair values. The Company elected not to adopt SFAS No. 123 for expense recognition purposes. In April 2003, the FASB announced that it would require fair value accounting for stock options in the future, likely beginning in 2005. However, the methodology to establish fair value for this purpose has not yet been determined. The Company does not anticipate that such a change would have a cash impact.

Financial Accounting Standards Board Interpretation No. 46.

        In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. FIN 46 requires an investor with a majority of the variable interests in a variable interest entity to consolidate the entity and also requires majority and significant variable interest investors to provide certain disclosures. A variable interest entity is an entity in which the equity investors do not have a controlling interest or the equity investment at risk is insufficient to finance the entity's activities without receiving additional subordinated financial support from the other parties. The Company is currently reviewing its investment portfolio to determine whether any of its investee companies are variable interest entities. The Company does not expect to identify any variable interest entities that must be consolidated.

Statement of Financial Accounting Standards No. 149.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 149 is generally effective for derivative instruments, including derivative instruments embedded in certain contracts, entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company does not expect the adoption of SFAS No. 149 to have a material impact on its financial position or results of operations.

Statement of Financial Accounting Standards No. 150.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that those instruments be classified as liabilities (or assets in certain circumstances) in statements of financial position. SFAS No. 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities—all of whose shares are mandatorily redeemable. SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company does not expect the adoption of SFAS No. 150 to have a material impact on its financial position or results of operations.

(2) RESTATEMENT OF FINANCIAL STATEMENTS

        As previously announced, the Company has completed a comprehensive analysis and restatement of its prior years' financial results. The release of financial information on July 17, 2003 for 2000, 2001, the fourth quarter and full year of 2002 and for the first quarter of 2002 and 2003 followed a four-month review of the Company's prior accounting practices, policies and procedures initiated by the Board of Directors.

        During its review of Fischer Imaging's financial records in conjunction with the preparation of the Company's 2002 audit, the Company determined that certain historical accounting policies, practices and procedures should be reviewed and, where required, changed. In the course of the Company's reviews, other accounting inaccuracies, questionable accounting practices and internal control failures were also discovered, which in total could be viewed as problematic. As a result, in April 2003 the Company announced its decision to restate its previously-published financial statements for the years 2000 and 2001 and for the first nine months of 2002.

        Initially, the review focused on the Company's revenue recognition practices and unbilled payables and warranty inventory matters. This review was later broadened to include recalculations of excess and obsolete inventory reserves, revaluation of unrepaired re-work service inventory, recalculations of overhead balances in inventory, the reclassification of amounts between cost of sales and selling expenses and product revenue, the recording of gains and losses from technology investments in certain startup companies, the accounting for cash values of split-dollar arrangements for life insurance policies, the re-evaluation of timing of previously written-off inventory adjustments, and the proper classification of service-related expenses in the financial statements and other areas.

	Three Months Ended June 30, 2002
Statement of Operations	As Previously Reported in Form 10-Q	Adjustments	As Restated and Reclassified
Revenues	$8,793	$1,261	$10,054
Gross profit	(7,054)	6,142	(912)
Net (loss) income	10,480	8,052	18,532
Earnings (loss) per share:
Basic	$1.13	$0.88	$2.01
Diluted	1.05	0.80	1.85
	Six Months Ended June 30, 2002
Statement of Operations	As Previously Reported in Form 10-Q	Adjustments	As Restated and Reclassified
Revenues	$19,902	$1,720	$21,622
Gross profit	(1,361)	3,475	2,114
Net (loss) income	10,891	6,754	17,645
Earnings (loss) per share:
Basic	$1.18	$0.74	$1.92
Diluted	1.09	0.67	1.76

        Since July 17, 2003, the Company has continued to refine its analysis of the restatement and receive input from the ongoing audit of years 2000-2002. Some of the financial information included in this Form 8-K has changed since it was originally disclosed on July 17, 2003. For the twelve months ended December 31, 2002, sales increased by $0.1 million, operating expenses increased by $0.4 million and net income increased by $0.1 million from the amounts reported in the original July 17 press release. In addition, for the three months ended December 31, 2002, sales have increased by $0.1 million, cost of sales has increased by $0.7 million, operating expenses have increased by $0.3 million, other expenses have increased by $0.1 million, and net loss has increased by $1.0 million. As a result of refinements in the on-going audit, revenues reported for the three months ended March 30, 2003 have increased by approximately $0.7 million, cost of sales has increased by $0.6 million and other expenses have decreased by $0.1 million. Overall, for the three months ended March 30, 2003, net loss decreased by $0.2 million from the amounts reported in the original July 17 press release.

(3) INVENTORIES

        Inventories, which include costs of materials, direct labor, and manufacturing overhead, are priced at the lower of cost (using the first-in, first-out, or FIFO, method of valuation) or market. Write-downs for excess and obsolete inventory are charged to expense in the period when conditions giving rise to the write-downs are first recognized.

        During the second quarter of 2002, the Company conducted a review of its products and strategies pertaining to its newly-formed RE&S Division. As a result of this analysis, the Company identified significant amounts of obsolete inventories related to product strategy changes, primarily in the RE&S product lines. Additionally, during the second quarter of 2002 the Company consolidated and reviewed its warehousing operations, inventory stores locations, production lines, field inventory and work order inventory counts. As a consequence of this review, a total inventory shrinkage charge of $2.3 million relating to the review of field inventory and work order inventory was recorded in cost of sales—inventory write-down and other charges. An additional charge of $3.0 million relating to obsolete inventory, primarily in the non-core business products that represent the RE&S product lines, was recorded in cost of sales—products and services.

        Inventories consisted of the following components (in thousands):

	June 29, 2003	March 30, 2003	December 31, 2002
Raw materials and component parts	$11,275	$13,024	$12,920
Work in process and finished goods	7,809	8,247	8,045
Reserve for excess and obsolete inventories	(2,304)	(2,755)	(3,012)

Inventories, net	16,780	18,516	17,953

(4) LONG-TERM DEBT

        Long-term debt at December 31, 2002 and June 29, 2003 consisted solely of loans borrowed on cash values of life insurance policies. On May 12, 2003, the Company reached agreement with an employee and director of the Company, who was formerly Chief Executive Officer, to effect the transfers of, and responsibility for, the insurance policies. The company subsequently released its assignments on the related policies in August 2003. The former Chief Executive Officer has assumed all cash values and borrowings related to the split-dollar arrangements. The Company believes that all liabilities related to these arrangements were recorded as of June 29, 2003.

        The Company paid interest of $5,000 and $37,000 for the quarters ended June 29, 2003 and June 30, 2002, respectively.

        As of June 11, 2003, the Company has an $8.0 million credit facility, subject to restrictions based on eligible receivables. The amount available under the credit facility at June 29, 2003 was $2.9 million, which is further limited to $2.4 million until such time as the Bank completes its review of the Company's restated financial statements. This credit agreement expires on June 10, 2004, and is secured by all the assets of the Company. The Company has been, and currently is, in compliance with all of the covenants of this credit facility. The Company has recently entered into discussions to extend the line of credit and believes it will be able to renew the credit facility under substantially similar terms. The credit facility requires the Company to maintain a minimum tangible net worth of $22 million. Borrowings under the agreement bear interest at the bank's prime rate, plus 2.75%, with a minimum total interest rate of 7%. The bank's prime rate was 4.00% at June 29, 2003. As of June 29, 2003 and September 29, 2003, there were no outstanding borrowings under the facility.

(5) PATENT LITIGATION SETTLEMENT

        During the second quarter of 2002, the Company settled a patent infringement lawsuit that it had filed against ThermoElectron and Hologic, Inc. Under the $32.2 million settlement, the Company received $25.0 million in cash during quarter two of 2002. The balance of $7.2 million is scheduled to be received in equal annual installments of $900,000 over the remaining eight-year life of the patents for continued sales of the breast-biopsy imaging system now being sold by Hologic, Inc. The Company recognized an other income item of $25.0 million in the second quarter of 2002, net of certain settlement costs. The remaining $7.2 million, due to various contingencies, will be recognized as cash is received over the remaining payment period. The Company recognized an other income item in the amount of $900,000 during the second quarter of 2003, leaving a balance of $6.3 million to be recognized as cash is received over the remaining seven-year patent life.

(6) NET INCOME PER SHARE

        Basic net income per share is computed by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per share is determined by dividing the net income by the sum of: (1) the weighted average number of common shares outstanding; and (2) if dilutive, the effect of outstanding stock options determined utilizing the treasury stock method.

        A reconciliation between the number of securities used to calculate basic and diluted net income per share is as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
Weighted average of common shares outstanding:
Basic	9,316	9,239	9,319	9,213
Effect of stock options (treasury method)	0	774	0	811

Diluted	9,316	10,013	9,319	10,024

        As of June 29, 2003 and June 30, 2002, there were outstanding options to purchase 1,487,450 and 1,580,882 shares, respectively, of common stock under the Company's current stock option plans. As of June 29, 2003, the option exercise prices ranged from $1.87 to $16.64.

        For the three months ended June 29, 2003 and June 30, 2002 there were anti-dilutive options to purchase 1,379,645 and 806,203 shares, respectively. For the six months ended June 29, 2003 and June 30, 2002 there were anti-dilutive options to purchase 1,312,205 and 769,821 shares, respectively. The anti-dilutive options were excluded from the computation of diluted earnings per share for the quarters ended June 29, 2003 and June 30, 2002 because the exercise price exceeded the average market price of the stock.

(7) COMPREHENSIVE (LOSS) INCOME

        Comprehensive (loss) income is defined as the change in equity of an enterprise other than the change resulting from investments by or distributions to its owners. Foreign currency translation adjustments for three months ended March 30, 2003 and three and six months ended June 29, 2003 resulted in currency translation gains due to the weakening of the United States dollar to the Euro at those dates.

        For the Company, comprehensive (loss) income includes only net (loss) earnings and foreign currency translation adjustments, as follows (in thousands):

	Three Months Ended		Six Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
		(Restated)		(Restated)
Net (loss) income	$(1,500)	$18,532	$(3,542)	$17,645
Foreign currency translation adjustments	300	(4)	751	(3)

Comprehensive (loss) income	$(1,200)	$18,528	$(2,791)	$17,642

(8) GEOGRAPHIC SEGMENT INFORMATION

        The Company operates in a single industry segment: the design, manufacture and marketing of specialty digital imaging systems and other medical devices primarily for the diagnosis and treatment of breast cancer. The Company manufactures its products in the United States and distributes them in the United States, Europe and elsewhere.

        Revenues, operating income and identifiable assets for non-domestic operations for periods ended June 29, 2003 and June 30, 2002 were as follows: (in thousands)

	Three months ended
	June 29, 2003	June 30, 2002
Revenues	$202	$689
(Loss) income from operations	(802)	12
Identifiable assets	3,205	1,162
	Six months ended
	June 29, 2003	June 30, 2002
Revenues	$1,493	$945
(Loss) income from operations	(1,410)	(36)
Identifiable assets	3,205	1,162

(9) COMMITMENTS AND CONTINGENCIES

        The Company is a defendant in various lawsuits incident to the operation of its business. We believe that none of those pending legal proceedings would have a material, adverse effect on the consolidated financial position or results of operations of the Company.

        In April 2003, Fischer Imaging Corporation reported to the Securities and Exchange Commission that it would restate its financial results for the reporting periods beginning January 1, 2000 and ending September 29, 2002. In June 2003, the Company received notice of a formal order of investigation and a subpoena from the Securities and Exchange Commission to produce records related to the Company's financial statements for those periods and is cooperating with that investigation. Also in April 2003 and again in June 2003, Fischer Imaging Corporation was named as a defendant in class action lawsuits alleging that the Company violated the antifraud provisions of the federal securities law by misrepresenting its financial results for the reporting periods beginning January 1, 2000 and ending September 29, 2002. The Company has moved to dismiss both lawsuits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL RESULTS

Results of Operations

        The following table sets forth the percentage of total revenues represented by certain data included in the Company's statements of operations for the periods indicated:

	Three Months Ended		Six Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
		(Restated)		(Restated)
Revenues:
Product revenues	78.1%	62.7%	73.5%	64.7%
Service revenues	21.9	37.3	26.5	35.3

Total revenues	100.0%	100.0%	100.0%	100.0%

Cost of sales:
Products	48.9%	63.8%	51.2%	54.6%
Services	22.9	22.7	22.9	25.2
Inventory write-down and other charges	—	22.6	—	10.5
Research and development	7.3	8.1	7.7	9.5
Selling and marketing	21.4	20.9	19.7	15.9
General and administrative	18.8	25.4	18.4	17.6
(Loss) income from operations	(19.3)	(63.5)	(19.9)	(33.3)
Other income (expense)	7.5	247.8	4.3	114.9
Net (loss) income	(11.8)	184.3	(15.6)	81.6

THREE MONTHS ENDED JUNE 29, 2003 TO THREE MONTHS ENDED JUNE 30, 2002

Product and service revenues

        For the three months ended June 29, 2003, total revenues were $12.6 million, or 24.8% higher than revenues of $10.1 million for the three months ended June 30, 2002. This represents a 56.7% increase in product revenues that was partially offset by a 26.0% decrease in service revenues. The increase in product revenues was the result of an increase in mammography imaging system installations during the second quarter of 2003 compared to the second quarter of 2002. As disclosed in the Company's press release dated July 17, 2003 and its Form 8-K filed on that date, the Company has modified its accounting policy on revenue recognition of large direct digital imaging systems to be based on installation. The decrease in service-related revenues was primarily the result of the Company's decision not to renew service contracts for its older RE&S Radiology products, and the granting of extended warranties to a limited number of early SenoScan buyers.

Cost of sales—products

        For the three months ended June 29, 2003, cost of sales—products, expressed as a percentage of product revenue, was 62.7%, as compared to 101.7% for the three months ended June 30, 2002. The decrease for the second quarter of 2003 was due primarily to the impact of a $3.0 million inventory charge in cost of sales—products during the second quarter of 2002 associated with the write-off of obsolete products in the RE&S division.

Cost of sales—service

        For the three months ended June 29, 2003, cost of sales—service, expressed as a percentage of service revenue, was 104.5%, as compared to 60.9% for the three months ended June 30, 2002. Cost of sales—service increased from $2.3 million for the three months ended June 30, 2002 to $2.9 million for the three month period ended June 29, 2003 primarily due to increases in headcount-related operating expenses including salary, fringe, travel and commissions. This increase in operating costs was incurred to support growth in the Company's mammography product lines in the United States and Europe.

Cost of sales—inventory write down and other charges

        For the three months ended June 30, 2002, cost of sales—inventory, write-downs and other charges were 22.7% of total revenues. There was no similar entry in the second quarter of 2003. At the end of the second quarter of 2002, the Company conducted a review of its inventory accounts and as a result recorded a one-time inventory write-off for unlocated or unidentified inventory in the amount of $2.3 million.

Research and development expenses

        Research and development expenses for the three months ended June 29, 2003 and June 30, 2002 were $923,000 and $813,000, respectively, and 7.3% and 8.1%, respectively, of total revenues. Research and development expenses have increased quarter over quarter primarily due to the hiring of additional personnel to support the growth and service of our mammography product lines.

Selling and marketing expenses

        Selling and marketing expenses for the three months ended June 29, 2003 and June 30, 2002 were $2.7 million and $2.1 million, respectively, representing 21.4% and 20.9%, respectively, of total revenues. The increase in sales and marketing expenses for the three months ended June 29, 2003 compared to the three months ended June 30, 2002 was primarily the result of additional domestic sales commissions of $250,000 due to increased sales. Additionally, during the second quarter, marketing and sales expenses increased by $329,000 due to additional hires and related expenses to support the European sales efforts.

General and administrative expenses

        General and administrative expenses for the three months ended June 29, 2003 and June 30, 2002 were $2.4 million and $2.6 million, respectively, representing 18.8% and 25.4%, respectively, of total revenues. The decrease in general and administrative expenses in quarter two of 2003 as compared to quarter two of 2002 was the result of a number of factors, the most significant of which was the reduction in legal expenses. These expenses decreased by $840,000 due to settlement of, or reduction in, legal matters requiring the services of outside attorneys. The savings in legal expenses, however, were partially offset by a $200,000 increase in consulting fees associated with the Company's commitment to improving FDA regulatory compliance, internal quality controls and manufacturability of the SenoScan digital system. There was also an increase in audit and temporary payroll expense of $170,000 associated with the 2002 audit and the Company's financial restatement of 2000, 2001 and portions of 2002. Additionally, a $200,000 investment in payroll, travel and relocation expenses for the Company's European operations was made in an effort to expand our share of the European market.

        As part of the patent infringement lawsuit settlement in June 2002, the then Chairman of the Board was paid a bonus of $250,000 for his efforts in pursuing and consummating the settlement with ThermoElectron.

        During the second quarter of 2003, the Company incurred a total of more than $0.8 million in expenses associated with severance, the special investigation into the causes of the need to restate three years of financial statements, the restatement of financial statements for 2000, 2001 and portions of 2002 and certain non-capitalized expenses associated with the installation of our new ERP financial reporting system and other one-time expense items that we do not anticipate recurring.

Interest expense/interest income

        Interest expense for the three months ended June 29, 2003 and June 30, 2002 was $5,000 and $37,000, respectively. Interest income for the three months ended June 29, 2003 and June 30, 2002 was $10,000 and $17,000, respectively. The decrease in interest expense in the three months ended June 29, 2003, as compared to the three months ended June 30, 2002, was due to the absence of any borrowings against the Company's line of credit in 2003. The decrease in interest income was the result of having lower cash balances during the second quarter of 2003 when compared to the second quarter of 2002.

Patent settlement

        During the second quarter of 2002, the Company settled a patent infringement lawsuit that it had filed against ThermoElectron and Hologic, Inc. Under the $32.2 million settlement, the Company received $25.0 million in cash during quarter two of 2002. The balance of $7.2 million is scheduled to be received in equal annual installments of $900,000 over the remaining eight-year life of the patents for continued sales of the breast-biopsy imaging system now being sold by Hologic, Inc. The Company recognized an other income item of $25.0 million in the second quarter of 2002, net of certain settlement costs. The remaining $7.2 million, due to various contingencies, will be recognized as cash is received over the remaining payment period. The Company recognized an other income item in the amount of $900,000 during the second quarter of 2003, leaving a balance of $6.3 million to be recognized as cash is received over the remaining seven-year patent life.

Net income/loss

        The Company's net loss for the three months ended June 29, 2003 was ($1.5 million) as compared to net income for the three months ended June 30, 2002 of $18.5 million. The change in net income is due to the factors mentioned above.

Earnings Per Share

        For the three months ended June 29, 2003 and June 30, 2002, diluted earnings per share decreased to ($.16) in 2003 from $1.85 in 2002 as a result of the patent lawsuit settlement recognized in the second quarter of 2002. The significant decrease in earnings per share is primarily due to the factors mentioned above.

SIX MONTHS ENDED JUNE 29, 2003 COMPARED TO SIX MONTHS ENDED JUNE 30, 2002

Product and service revenues

        For the six months ended June 29, 2003, total revenues were $22.8 million, or 5.5% higher than revenues of $21.6 million for the six months ended June 30, 2002. This change reflects a 19.7% increase in product revenues that was partially offset by a 20.7% decrease in service revenues. The increase in product revenues was the result of an increase in mammography imaging system installations during the first six months of 2003 when compared to the first six months of 2002. As disclosed in the Company's press release dated July 17, 2003 and its Form 8-K filed on that date, the Company has modified its accounting policy on revenue recognition of large direct digital imaging systems to be based on installation. The decrease in service-related revenues was primarily the result of the Company's decision not to renew service contracts for its older RE&S radiology products, and the granting of extended warranties to a limited number of early SenoScan buyers

Cost of sales—products

        For the six months ended June 29, 2003, cost of sales—products, expressed as a percentage of product revenue, was 69.7%, as compared to 84.4% for the six months ended June 30, 2002. The decrease for the six months ending June 29, 2003, was due primarily to the impact of a $3.0 million inventory charge in cost of sales products during the second quarter of 2002 associated with the write-off of obsolete products in the RE&S division.

Cost of sales—service

        For the six months ended June 29, 2003, cost of sales—services, expressed as a percentage of service revenue was 86.4%, as compared to 71.2% for the six months ended June 30, 2002. Cost of sales—service for the six months ended June 30, 2002 was $5.4 million as compared to $5.2 million for the six-month period ended June 29, 2003. The decrease in the cost of services was primarily due to a reduction in the cost of warranty services, which was partially offset by an increase in operating expenses by $0.8 million primarily related to increased headcount-related expenses in the six months ended June 29, 2003 versus the same period in the prior year.

Cost of sales—inventory write down and other charges

        For the six months ended June 30, 2002, cost of sales—inventory, write-downs and other charges were 10.5% of total revenues. At the end of the second quarter of 2002, the Company conducted a review of its inventory accounts and as a result recorded a one-time inventory write-off for unlocated or unidentified inventory in the amount of $2.3 million. There was no similar entry in the 2003 period.

Research and development expenses

        For the six months ended June 29, 2003 and June 30, 2002, research and development expenses were $1.7 million and $2.1 million, respectively, and 7.7% and 9.5%, respectively, of total revenues. Overall, research and development expenses decreased for the six months ended June 29, 2003 when compared to six months ended June 30, 2002 primarily due to restructuring of the department during the first quarter of 2003, which resulted in overall lower operating costs.

Selling and marketing expenses

        For the six months ended June 29, 2003 and June 30, 2002, selling and marketing expenses were $4.5 million and $3.5 million, respectively, or 19.7% and 15.9% of total revenues, respectively. The increase in selling and marketing expenses was due to increased payroll, travel and trade show expenses in our European operations during 2003, totaling $490,000 and an increase to domestic payrolls of $439,000.

General and administrative expenses

        For the six months ended June 29, 2003 and June 30, 2002, general and administrative expenses were $4.2 million and $3.8 million, respectively, and 18.4% and 17.6%, respectively, of total revenues. The increase in general and administrative expenses in six months of 2003 as compared to six months in 2002 was the result of several factors. The most significant of which was the reduction in legal expenses incurred by the Company. These expenses decreased by $1.1 million due to settlement of, or reduction in, legal matters requiring the services of outside attorneys. The savings in legal expenses, however, were more than offset by a $200,000 increase in consulting fees associated with the Company's commitment to improving FDA regulatory compliance, internal quality controls and manufacturability of the SenoScan digital system. There were also increases in audit and temporary payroll expense of $155,000 and temporary accounting personnel of $125,000 associated with the 2002 audit and the Company's financial restatement of 2000, 2001 and a portion of 2002. Furthermore, a $525,000 investment in payroll, travel and relocation expenses of the Company's European operations was made in an effort to expand our share of the European market.

        As part of the patent infringement lawsuit settlement in June 2002, the then Chairman of the Board was paid a bonus of $250,000 for his efforts in pursuing and consummating the settlement with ThermoElectron.

        During the first six months of 2003, the company incurred a total of more than $0.9 million in expenses associated with severance, the special investigation into the causes of the need to restate three years of financial statements, the restatement of financial statements for 2000, 2001 and a portion of 2002 and certain non-capitalized expenses associated with the installation of our new ERP financial reporting system and other one-time expense items that we do not anticipate recurring.

Interest expense/interest income

        Interest expense for the six months ended June 29, 2003 and June 30, 2002 was $13,000 and $68,000, respectively. Interest income for the six months ended June 29, 2003 and June 30, 2002 was $30,000 and $18,000, respectively. The decrease in interest expense for the six months ended June 29, 2003, as compared to the six months ended June 30, 2002, respectively, was due to the absence of any borrowings against the Company's line of credit in 2003.

Patent settlement

        During the second quarter of 2002, the Company settled a patent infringement lawsuit that it had filed against ThermoElectron and Hologic, Inc. Under the $32.2 million settlement, the Company received $25.0 million in cash during quarter two of 2002. The balance of $7.2 million is scheduled to be received in equal annual installments of $900,000 over the remaining eight-year life of the patents for continued sales of the breast-biopsy imaging system now being sold by Hologic, Inc. The Company recognized an other income item of $25.0 million in the second quarter of 2002, net of certain settlement costs. The remaining $7.2 million, due to various contingencies, will be recognized as cash is received over the remaining payment period. The Company recognized an other income item in the amount of $900,000 during the second quarter of 2003, leaving a balance of $6.3 million to be recognized as cash is received over the remaining seven-year patent life.

Net income/loss

        The Company's net (loss) income for the six months ended June 29, 2003 and June 30, 2002 was ($3.5 million) and $17.6 million, respectively. The change in net income is due to the factors mentioned above.

(Loss) earnings Per Share

        For the six months ended June 29, 2003 and June 30, 2002, diluted (loss) income per share decreased to ($0.38) in 2003 from $1.76 in 2002. The significant decrease in earnings per share is due primarily to the factors mentioned above.

Income Taxes

        The Company estimates that it will owe no taxes for the year ended December 31, 2003. Accordingly, no income tax benefit or provision has been recorded for the three and six-month periods ended June 29, 2003. This was determined based upon the anticipated 2003 results of operations includable in our domestic tax return and net operating loss carry-forward of $12.4 million at December 31, 2002. As of December 31, 2002, the Company had a 100% valuation allowance against its deferred tax asset of $8.4 million that resulted in a net deferred tax asset of $0.

        The deferred tax asset reflects future tax savings generated from the utilization of the Company's net operating loss carry forward and favorable temporary book/tax differences existing at December 31,

2002. The realization of a deferred tax asset is dependent on the Company's ability to generate future taxable income.

        No income tax provisions have been recognized for foreign tax jurisdictions and no income tax benefits have been recognized for subsidiary losses outside the domestic return.

Liquidity and Capital Resources

        As of June 29, 2003 the Company had $4.3 million in cash and $19.8 million in working capital, as compared to $3.7 million in cash and $21.3 million in working capital at March 30, 2003. This increase in cash and decrease in working capital is the result of operating activities, specifically a $1.7 million reduction in inventory, a $1.9 million increase in customer deposits and a $1.0 million increase in accounts payables, offset by our $1.5 million quarterly operating loss, a $0.7 million increase in prepaid expenses and a $1.4 million increase in receivables.

        Net cash provided by operating activities for the three months ended June 29, 2003 was $0.8 million compared to $19.4 million provided by operations in the comparable three months period of 2002. The decrease in cash from operating activities reflects the $25.0 million received as part of a favorable patent infringement lawsuit settlement during June 2002.

        Net cash used by investing activities was $508,000 for the three months ended June 29, 2003 compared to cash used in investing activities of $687,000 for the comparable three month period in 2002. The decrease in capital expenditures is attributable to lower capital spending for demonstration units offset somewhat by the costs associated with the implementation of the Company's new ERP system.

        Net cash used by financing activities for the three months ended June 29, 2003 was $0. For the comparable period in 2002, cash used by financing activities was $645,000. Cash used in 2002 for the repayment of the line of credit of $818,000 was partially offset by the $173,000 in cash provided from the exercise of stock options and the employee stock purchase plan.

        Customer deposits have increased $1.9 million during the second quarter of 2003. This is a reflection of the increase in orders that were not able to be installed during the same quarter in which the order was placed.

        The level of inventory at the end of the first quarter is a reflection of a substantial pre-build of SenoScan units built during the fourth quarter of 2002 and the first quarter of 2003 in anticipation of a large increase in SenoScan sales. As a result of the change in the methodology under which we record revenue, these units remained in inventory longer than expected.

        Net cash used by operating activities for the six months ended June 29, 2003 was $3.7 million compared with $17.5 million provided by operations in the comparable six-month period of 2002. The decrease in cash from operating activities primarily reflects the $25.0 million received as part of a favorable patent infringement lawsuit settlement during June 2002.

        Net cash used in investing activities was $1.3 million for the six months ended June 29, 2003 versus net cash used of $762,000 for the comparable six-month period in 2002. The increase in capital expenditures was primarily related to investments in demonstration digital imaging systems primarily in the European subsidiary and the implementation of the Company's new ERP system.

        Net cash provided by financing activities for the six months ended June 29, 2003 was $132,000, which was primarily from the proceeds of the employee stock purchase plan. For the comparable period in 2002, cash of $212,000 was provided from the exercise of stock options and the employee stock purchase plan, partially offset by a decrease in long-term debt of $10,000.

        As of June 29, 2003 the Company had $4.3 million in cash and $19.8 million in working capital, as compared to $18.2 million in cash and $30.7 million in working capital at June 30, 2002. This decrease in cash and working capital in the past year is primarily the result of operating losses. The heightened levels of cash and working capital at June 30, 2002 reflect the receipt during June 2002 of $25.0 million in cash from the settlement of the patent infringement lawsuit that the Company had filed against ThermoElectron.

        As of June 11, 2003, the Company has an $8.0 million credit facility, subject to restrictions based on eligible receivables. The amount available under the credit facility at June 29, 2003 was $2.9 million, which is further limited to $2.4 million until such time as the Bank completes its review of the Company's restated financial statements. This credit agreement expires on June 10, 2004, and is secured by all the assets of the Company. The Company has been, and currently is, in compliance with all of the covenants of this credit facility. The Company has recently entered into discussions to extend the line of credit and believes it will be able to renew the credit facility under substantially similar terms. The credit facility requires the Company to maintain a minimum tangible net worth of $22 million. Borrowings under the agreement bear interest at the bank's prime rate, plus 2.75%, with a minimum total interest rate of 7%. The bank's prime rate was 4.00% at June 29, 2003. As of June 29, 2003 and September 29, 2003, there were no outstanding borrowings under the facility.

        The Company believes that its balances of cash, cash flows expected to be generated by future operating activities, and its credit facility will be sufficient to meet its cash requirements over the next twelve months.

Contractual Obligations

        At June 29, 2003, the Company's commitments under contractual obligations were as follows:

Payments Due by Period
(in thousands)

	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
Loan on cash surrender value of life insurance	$1,216	$1,216	$—	$—	$—
Operating leases	8,157	909	1,841	1,809	3,598

Total contractual cash obligations	$9,373	$2,125	$1,841	$1,809	$3,598

Quantitative and Qualitative Disclosures About Market Risk:

        Market risk represents the risk of loss that may impact the financial position, results of operations or cash flows due to adverse changes in financial and commodity market prices and rates. The Company is exposed to market risk in the areas of changes in United States interest rates and changes in foreign currency exchange rates as measured against the United States dollar. These exposures are directly related to the Company's normal operating and funding activities. Historically and as of June 29, 2003, the Company has not used derivative instruments or engaged in hedging activities.

        There have been no significant changes in the Company's market risk from December 31, 2002.

Foreign Currency Risk

        Over the past several years, we have expanded our international sales and marketing efforts. Our exposure to foreign currency and other international business risks may increase as our international business grows. We attempt to minimize these risks by: (1) generally requiring payments in U.S. dollars;

(2) using letters of credit; and (3) requiring advance deposits and through other means. Our international sales efforts may not be successful and we may not successfully minimize associated risks.

Interest Rate Risk

        We have no variable rate debt outstanding at June 29, 2003 so we are not exposed to interest expense risk. We do have short-term investments in low risk and no risk financial instruments, which are readily convertible into cash, which earn interest at variable rates. At times, cash balances with our financial institution exceed FDIC insurance limits.

Legal Proceedings

        On June 10, 2003, the Company received notice of a formal order of investigation and subpoena from the Securities and Exchange Commission. This request followed the voluntary disclosures that we made to the SEC beginning in April 2003 and the creation of an independent board committee to review the facts and circumstances underlying our decision to restate financial results. We currently are cooperating with the SEC in its investigation by providing documents and other information. We intend to continue our full cooperation with the SEC investigation, but we cannot predict the outcome of the investigation. If the SEC finds wrongdoing on our part, a financial penalty or other sanctions may be imposed on us that could jeopardize our financial viability.

        On April 10, 2003, we were served with a shareholder class action lawsuit alleging that we wrongfully issued false and misleading financial statements and press releases concerning our publicly reported revenues and earnings directed to the investing public. On June 2, 2003 we were served with another, similar lawsuit. While these lawsuits are currently active, motions to dismiss are before the court. Although we feel that these suits are without merit, if the plaintiffs are successful, it may create uncertainty in the marketplace for our products, and if the judgments are severe, the financial burden may be so great as to jeopardize our financial viability.

        In addition, we have incurred and anticipate that we will continue to incur substantial legal expenses and some diversion of senior management's time in connection with the SEC investigation and the securities lawsuit that could negatively affect our results of operations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results or performance expressed or implied by the forward-looking statements. Statements that are not statements of historical fact may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements because they contain the words "may," "will," "could," "would," "should," "believe," "expect," "intend," "anticipate," "project," "plan," "predict," "potential," "estimate," and similar words and expressions. These forward-looking statements include statements about:

  •
  potential future adjustments to our previously reported financial statements;

  •
  any adverse outcome of the SEC's investigation or shareholder class action lawsuits;

  •
  the liquidity of our common stock;

  •
  production, enhancement and market penetration of SenoScan;

  •
  our ability to maintain or enhance margins;

  •
  our ability to manage inventory levels;

  •
  our ability to obtain third party reimbursement for use of our products;

  •
  our ability to obtain and maintain necessary FDA and international regulatory approvals for our products in a timely manner, if at all;

  •
  costs of commercializing products currently in development;

  •
  our manufacturing capacity and capabilities, including availability of raw materials and components;

  •
  legal factors including product liability or intellectual property disputes;

  •
  the success of our RE&S Division and our European subsidiary;

  •
  general economic conditions, and economic factors beyond our control;

  •
  changes in governmental laws and regulations affecting our business;

  •
  our ability to successfully manage our international operations;

  •
  our ability to manage the effects of currency fluctuations;

  •
  our ability to hire and retain key employees;

  •
  competing technologies and modalities; and

  •
  our ability to compete with large competitors.

These forward-looking statements are only predictions and involve numerous risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. In addition, these forward-looking statements represent our estimates and assumptions only as of the date of this report, and we expressly disclaim any duty to update these estimates and assumptions. Factors that could cause the actual results we achieve to differ materially from those discussed in the forward-looking statements are included in the "Risk Factors" section of this Form 8-K as well as elsewhere in this report.

RISK FACTORS

Risks Related to Recent Developments

We have restated certain historical financial results, but pending the completion of the independent audit by Ernst & Young LLP and the Security and Exchange Commission's investigation, we may be required to further amend and restate our historical financial results.

        In early July 2002, we were notified that the Denver office of Arthur Andersen LLP was closing. Consequently, we engaged Ernst & Young as the company's independent auditors to replace Arthur Andersen. In the first quarter of 2003, our new financial management identified and reported to Ernst & Young several accounting issues, initially in the areas of revenue recognition, warranty inventory and unbilled payables that required adjustment in order for us to be in conformity with generally accepted accounting principles. This review was later expanded to cover a number of other accounting areas. After development of additional information and discussion with Ernst & Young and our board of directors, we delayed the filing of our Form 10-K, which was due on March 31, 2003, when it became apparent that restatement of previously filed financial statements was likely. Our board of directors initiated a four-month review of our prior accounting practices, policies and procedures and we have voluntarily provided our findings to the SEC. Management, together with the audit committee of our board of directors, completed a comprehensive analysis and restatement of our prior years' financial results. We filed a Form 8-K with the SEC on July 17, 2003 that contained a press release with preliminary, unaudited, restated financial information for 2000, 2001, and the first three quarters of 2002, and financial information for the fourth quarter and full year 2002 and for the first quarter of 2002 and 2003. Ernst & Young has not completed their audit of the annual financial statements or their reviews of any quarterly financial information.

        We may be required to further restate our financial results as a result of the completion of the audit work of Ernst & Young and/or the investigation being conducted by the SEC.

We are cooperating with the Securities and Exchange Commission in connection with their investigation of the restatement of our financial statements for the years 2000-2002.

        On April 2, 2003 the Company proactively contacted the Securities and Exchange Commission to inform them of our probable intention of restating previously-filed financial information. Subsequent to that contact, we voluntarily disclosed to the SEC background information surrounding our need to restate as well as information concerning the creation of an independent board committee to review the facts and circumstances underlying our decision to restate financial results.

        On June 10, 2003, the Company received notice of a formal order of investigation and subpoena from the Securities and Exchange Commission. We currently are cooperating with the SEC in its investigation by providing documents and other information. We intend to continue our full cooperation with the SEC investigation, but cannot predict the outcome of the investigation. If the SEC finds wrongdoing on our part, a financial penalty or other sanctions may be imposed on us that could jeopardize our financial viability.

We have been named in two shareholder class action lawsuits, and an unfavorable outcome with respect to either could potentially jeopardize our financial viability.

        On April 10, 2003, we were served with a shareholder class action lawsuit alleging that we wrongfully issued false and misleading financial statements and press releases concerning our publicly reported revenues and earnings directed to the investing public. On June 2, 2003 we were served with another, similar lawsuit. While these lawsuits are currently active, motions to dismiss are before the court. Although we feel that these suits are without merit, if the plaintiffs are successful, it may create uncertainty in the marketplace for our products, and if the judgments are severe, the financial burden may be so great as to jeopardize our financial viability.

        In addition, we have incurred, and anticipate that we will continue to incur, substantial legal expenses and some diversion of senior management's time in connection with the securities lawsuits that could negatively affect our results of operations.

The composition of our senior management and board of directors has changed significantly. Such members' attention has been diverted to matters other than our strategic plan and business operations which may negatively affect our results of operations.

        In the past year, we have replaced our chief executive officer and our chief financial officer, have added four new members to our board of directors and have replaced a number of our senior operating managers. It will take some time for our new management team and board of directors to develop strong working relationships with our operating managers and to execute our strategic plan and annual operating plan. Moreover, the new management's ability to complete this process has been and continues to be hindered by its need to spend significant time and effort dealing with internal and external investigations, developing effective corporate governance procedures, strengthening reporting lines and reviewing internal controls. We cannot assure you that this restructuring of our board of directors and senior management team, and the accompanying distractions, will not adversely affect our results of operations.

Our common stock was de-listed from the NASDAQ National Market as a result of our inability to file certain periodic reports with the SEC on a timely basis, and therefore, there is likely to be less liquidity for transactions in our common stock.

        Effective July 7, 2003, NASDAQ de-listed our common stock from the NASDAQ National Market for our inability to file our Annual Report on Form 10-K for the year ended December 31, 2002 on a timely basis. Until we are current in our periodic reports filings with the SEC, we will be unable to seek re-listing on NASDAQ or any national securities exchange. Brokers may be able to trade our common stock on the "pink sheets" market, an over-the-counter market where quotations are published by Pink Sheets, LLC; however, the pink sheets provide significantly less liquidity for our common stock than NASDAQ or a national securities exchange. We cannot be sure when, if ever, our common stock will be re-listed with NASDAQ or a national securities exchange, and until this occurs, buying or selling our common stock may be difficult.

Risks Related to Our Business

We have experienced historical operating losses that may continue in the future.

        We have experienced losses from operations for the first and second quarters of 2003 and for three of the past five fiscal years. Significant factors giving rise to losses include, among others described in the other risk factors, costs associated with excessive manufacturing capacity, inventory write-offs or write-downs, and intense competition for our products. While we have taken steps to reduce costs and improve sales and margins, we cannot assure you that we will return to profitability.

We may incur additional indebtedness in the future to enhance our liquidity that could negatively affect our results of operations and financial condition.

        We currently have an accounts receivable-based line of credit with Silicon Valley Bank. Although we believe that internally generated funds, together with available cash and funds available under the line of credit will be sufficient to meet our presently anticipated day-to-day operating expenses, commitments, working capital, and capital expenditure requirements, there can be no assurance in this regard. In particular, the level of internally generated funds is subject to the risk factors described herein, and must be viewed in light of our recent history of operating losses. If we need to enhance our liquidity, any additional debt would require us to dedicate a greater portion of our cash flow to debt service, and this could impair our ability to obtain additional financing for capital expenditures or other purposes, hinder our ability to adjust rapidly to changing market conditions and competitive pressures, and could make us more vulnerable in the event of a continued downturn in general economic conditions.

The market for our digital imaging products is unproven, and our business may suffer if the market does not develop as we expect.

        The market for SenoScan digital mammography is still developing. It will take some time before we can ascertain whether clinicians fully accept SenoScan. There is a significant installed base of conventional film screen mammography products in hospitals and radiology practices. Sales of SenoScan are largely contingent on these potential customers deciding to either modify or replace their existing x-ray equipment. Moreover, we believe that a major factor in the market's acceptance of digital imaging technology is the transition by the healthcare industry from conventional film archiving systems to storage of x-ray images electronically. Because the benefits of our direct-to-digital technology may not be fully realized by customers until they install an electronic storage platform, a large potential market for these products may not develop until electronic storage is more widely used. Therefore, a significant market for SenoScan and digital imaging products may develop more slowly than expected, or may not develop at all, if so, our sales, results of operations and financial condition will be adversely affected.

SenoScan, our digital mammography breast scanning system, may require enhancements, that could result in lower than expected revenue or additional, unanticipated expenses.

        If SenoScan does not meet customer needs, our sales revenue may be lower than anticipated and we may be required to incur considerable expense to enhance, improve or correct SenoScan's design. As we continue to upgrade the performance of our SenoScan system we may encounter software problems, delays or malfunctions. Any significant reliability problems we experience with SenoScan could result in adverse customer reaction and negative publicity that could harm our business and sales prospects.

Some studies have questioned the efficacy of mammography to reduce mortality, and if mammography proves to be less effective, our business would be seriously harmed.

        Some publications and analyses have questioned the efficacy of screening mammography to reduce mortality from breast cancer. Most recently, researchers in Denmark published a study in the Lancet questioning the justification for screening for breast cancer with mammography. The study performed a re-analysis of several prior studies on the efficacy of mammography, and concluded that there was no benefit to mammography screening as a cancer prevention measure. Many academicians and health policy groups question these findings, but even if the findings are untrue, these claims could influence mammography usage in the United States and undermine adoption of mammography in countries where screening is not widely adopted. In addition, the American Cancer Society and the U.S. Department of Health and Human Services currently recommend annual mammograms for women over the age of 40, with an initial screening at age 35. If cancer organizations or governmental agencies cease recommending regular mammograms or if mammography is proven to be ineffective, the demand for our products may decline and our results of operations and financial condition would suffer.

We face substantial competition in our industry, which could result in reduced sales levels and a loss of market share.

        We encounter and expect to continue to encounter serious competition in the sale of our products. Our competitors include large multinational corporations, including GE Medical Systems, Siemens, Philips, Toshiba, and Hitachi, as well as a number of smaller, more focused companies such as Hologic Corporation and Instrumentarium. Our MammoTest® system principally competes with the prone-positioning breast biopsy system manufactured by Hologic. Hologic continues to aggressively price and market Lorad™, their prone-positioning breast biopsy system. Many larger companies, including GE Medical Systems, Philip and Siemens, also offer stereotactic add-on systems. Our SenoScan® system principally competes with digital imaging systems manufactured by GE and Hologic. In January 2000, the FDA cleared the Senographe 2000D from General Electric for marketing in the U.S. In March 2002, the FDA cleared a digital mammography system from Hologic. Additional companies that have announced plans to develop digital mammography systems include Siemens, Kodak, and Instrumentarium. To date none of these companies has made public any submission to the FDA for PMA approval of their digital imaging systems.

        These companies typically have a larger installed base and far greater financial, management, manufacturing, sales and marketing and other resources than we do. As a result, our competitors may be able to more quickly adapt to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, manufacture, promotion and sale of their products. We also face competition from sellers of used x-ray imaging equipment, particularly general radiology systems, at prices substantially below the prices of our new products. In addition, we compete for acquisition opportunities, service contracts and experienced personnel. If we are unable to so compete in the industry, our sales revenue will be negatively affected and we could lose significant market share.

Failure of third-party payers to provide appropriate levels of reimbursement for use of our products could adversely affect the commercialization of our products, revenues and results of operations.

        Sales of medical products largely depend on the reimbursement of patients' medical expenses by government healthcare programs and private health insurers. Market acceptance of our products depends upon our customers' ability to obtain appropriate levels of reimbursement from third-party payers for use of our products. Technical payment amounts for some procedures such as diagnostic mammography are well below the cost to perform the procedure and this low reimbursement may dissuade hospitals from expanding diagnostic mammography services. In addition, while technical payments increased for open surgical biopsies beginning in January 2002, the technical fees related to core needle biopsy performed in a hospital outpatient setting actually decreased. The use of our products outside the United States is similarly affected by reimbursement policies adopted by foreign regulatory and insurance carriers. We cannot predict what effect the policies of government agencies and other third party-payers will have on future sales of our products. Any changes resulting in a reduction in reimbursement may have a material adverse effect on our revenues and results of operations.

Our products are subject to complex U.S. and international rules and regulations, which impose substantial financial costs on us and which may prevent or delay the introduction of new products.

        Our products are subject to substantial regulation by the U.S. Food and Drug Administration, or FDA. Compliance with these regulations is very costly and time intensive. Failure to comply with applicable regulatory requirements can result in, among other things, civil and criminal fines, orders to repair or replace devices or to refund the device purchase price, suspensions and withdrawals of approvals, product recalls, detentions or seizures, injunctions and criminal prosecutions. Failure to satisfy FDA requirements can result in our inability to receive awards of federal government contracts, or to receive new marketing or export clearances for products manufactured at our Denver facility.

        FDA regulations require manufacturers of medical devices to adhere to "Quality Systems Regulations", which include testing, quality control and documentation procedures for design, manufacturing, installation and servicing. Our manufacturing facilities are subject to periodic inspections by the FDA. In October 1998, following a periodic inspection, the FDA issued a Form 483 regarding possible deficiencies in our manufacturing, quality, and documentation practices. We submitted our response to the Form 483 and have since instituted corrective actions. In August 2001, following an inspection by the FDA, we were issued a Form 483 with two minor observations, which we have since rectified.

        In September 2001, we received a Pre-Market Approval (PMA) from the FDA for our SenoScan Full Field Digital Mammography System. In accordance with its policy of post-PMA inspections, the FDA conducted an inspection of our facilities in August and September of 2002. As a result of this inspection, the FDA issued us a Form 483 in September of 2002 and a Warning Letter in December of 2002, concerning its findings related to documentation associated with field failures and corrective action procedures. The Warning Letter states that the Company's Quality System fails to meet FDA Quality System Regulations (QSR) in a number of areas, including corrective and preventative action, complaint handling, nonconforming parts review and disposition, incoming product inspection and test equipment suitability for use.

        The FDA is expected to return for a follow-up investigation of our manufacturing facility prior to year-end 2003 to review the Company's corrective actions to the citations of the Warning Letter. If the FDA finds our Quality System to be deficient, the FDA could issue a warning letter or take further actions, which could negatively impact our ability to ship products until any deficiency has been rectified. In addition, if the FDA issues us another Form 483, one or more of the FDA sanctions could be imposed on us in the future. Although we strive to operate within the requirements imposed by the FDA, these deficiencies may not be corrected and we may not be able to satisfy FDA compliance concerns in the future.

        Sales of our products outside of the United States are subject to FDA export regulations and international regulatory requirements that vary from country to country. The CE mark is an international symbol of quality that is now required for sales into the countries which are members of the European Union. While we have obtained the certifications necessary to permit the "CE" mark to be attached to our products currently being sold in Europe, we may not be able to obtain other international regulatory approvals.

        Significant costs and delays may be encountered in obtaining such U.S. and international approvals and complying with such regulations, which could negatively affect our results of operations and financial condition. In addition, changes in any U.S. or international rules and regulations could impair our ability to sell our existing products and could increase our costs of compliance.

Ongoing FDA compliance reviews and/or related delays in future product clearances could have a material adverse effect on us.

        The FDA has post-marketing controls that include a requirement to file medical device reports when we become aware of information suggesting that one of our products may have caused or contributed to a death, serious injury or serious illness or has malfunctioned in a way which could lead to that result. We must use field performance information, which includes any reportable events, in our quality control system to make any changes necessary to reduce or eliminate similar events in the future. The FDA uses Medical Device Reports to determine whether it should exercise enforcement powers, such as mandatory product recalls, temporary suspensions of approvals, or withdrawal of 510(k) marketing clearances or pre-market approvals. The filing of Medical Device Reports indicating unexpected product hazards or the failure to comply with medical device reporting requirements could have a material adverse effect on us.

        Each of our products is required to receive FDA clearance or approval prior to commercialization. To date, all of our products have been classified by the FDA as Class II medical devices and have been eligible for FDA marketing clearance. In that digital mammography is a new technology, the FDA required the SenoScan to be cleared through the PMA (Pre Market Authorization) process. Future upgrades and enhancements to SenoScan must go through a more arduous review process that may result in extended delays and increased expense as compared to products covered by a 510(k) clearance.

Our failure to comply with regulations governing radiation-emitting products could harm our business and subject us to liability.

        We are also regulated by the FDA under the Radiation Control for Health and Safety Act of 1968. This Act specifically addresses radiation-emitting products. Under this law, we must submit initial reports on any new x-ray systems that require certification. In addition, we must submit installation reports to the FDA certifying compliance with installation instructions of the manufacturer. Under certain circumstances, we also are required to submit Product Defect Reports concerning our radiation emitting products to the FDA and, sometimes, to the first purchasers of the products. Product Defect Reports describe any safety-related product defects or the failure of a product to conform to an applicable standard of which we have become aware. Additionally, we are required to submit Accidental Radiation Occurrence reports regarding the injurious exposure to any person. A failure to comply with these regulations could have a material adverse effect on us. Furthermore, discovery of unexpected product hazards or of failures to meet required standards through the reporting system could also have a material adverse effect on us.

New product development in our industry is both costly and labor intensive with very low success rates for successful commercialization.

        Our success is dependent in part on the design and development of new products in the medical device industry, such as, among others, the next generation of SenoScan, our full field digital mammography system, and the integration of ultrasound with the MammoTest Plus "S" system. The product development process is time-consuming and costly, and there can be no assurance that product development will be completed successfully, that necessary regulatory clearances or approvals will be granted by the FDA on a timely basis, or at all, or that the potential products will achieve market acceptance. Our failure to develop, obtain necessary regulatory clearances or approvals for, or successfully market potential new products could have a material adverse effect on our financial condition and business prospects.

The long sales cycles for our products may cause us to incur significant expenses without offsetting revenues.

        Customers typically expend significant time and effort in evaluating, testing and qualifying our products before making a decision to purchase them, resulting in a lengthy sales cycle. While our customers are evaluating our products, we may incur substantial sales and marketing and research and development expenses to customize our products to our customers' needs. We may also expend significant management efforts, increase manufacturing capacity and order long-lead-time components or materials. Even after this evaluation process, a potential customer may not purchase our products. As a result, these long sales cycles may cause us to incur significant expenses without ever receiving revenue to offset those expenses.

Our ability to sustain growth may be adversely affected by the recent slowdown in the U.S. economy.

        The medical commercial markets, including bio-medical research and development and medical devices manufacturing, have been affected by the recent slowdown in the U.S. economy. If the economic slowdown continues and our customers continue to decrease capital spending for research and development and new products, our business, financial condition and results of operations may be adversely affected.

The uncertainty of healthcare reform could adversely affect our sales revenue and our business prospects.

        In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including efforts at national healthcare reform, trends toward managed care, cuts in Medicare, consolidation of healthcare distribution companies and collective purchasing arrangements by office-based healthcare practitioners. Healthcare reform proposals and medical cost containment measures in the United States and in many foreign countries could limit the use of our products and reduce reimbursement available for such use. These reforms also could adversely affect the use of new therapies for which our products may be targeted.

        These reforms and cost containment measures, including the uncertainty in the medical community regarding their nature and effect, could harm our business and sales prospects and make it difficult for us to raise additional capital on advantageous terms, if at all.

We may not be able to successfully manage our international operations, which may negatively affect our results of operations.

        The three years' revenues from customers based outside the United States accounted for between 15% and 21% of our total revenues in 2002, 2001, and 2000. Our international business may be harmed by the expense and difficulty of establishing, expanding, and managing international operations as well as the difficulty of enforcing agreements, collecting receivables, and protecting intellectual property in foreign countries. Political and economic changes or disruptions, additional withholding taxes, income taxes, tariffs, customs duties, or other restrictions imposed by foreign countries and heightened difficulties obtaining U.S. export licenses could negatively impact our revenues and results of operations.

Our market is unpredictable and characterized by rapid technological changes and evolving standards, and, if we fail to keep up with such changes, our business could be negatively affected.

        The market for our products is characterized by rapid and significant changes in competitive technologies, evolving medical industry standards, the frequent introduction of new products and alternative surgical procedures. Products based on new technologies could replace or reduce the importance of current procedures that use our products and render these products noncompetitive or obsolete. Therefore, our success will depend in part on our ability to respond quickly to new product introductions, marketing campaigns and medical and technological changes through the development of new products. We may not be able to develop new products in a timely or cost-effective manner, if at all, and demand for our current products could be significantly diminished. Because we compete in a high technology environment, competitive product introductions occur on a frequent basis. New, breakthrough technology in the areas of CT and PET scanning, magnetic resonance and ultrasound imaging may trigger a sharp drop in interest in our products. In addition, the convergence of multiple imaging modalities may cause our products to be outdated.

Our success is dependent upon establishing appropriate manufacturing processes, resolving supply issues, obtaining adequate manufacturing resources and being able to contain manufacturing costs. If we are unable to do so, our results of operations could be negatively impacted.

        The scope of the product lines we offer and the need for product customization require a number of separate manufacturing processes and components and significant management and engineering time and expertise. Additionally, as we develop new products, we are required to refine the prototypes of these products and develop new processes to manufacture these products in commercial quantities. We have encountered and may continue to encounter difficulties involving inventory supply, length of production cycles and shortages of manufacturing personnel. Due to the shifting demand for our products and the high fixed costs associated with manufacturing these products, we may encounter difficulty managing our operating costs. We may not be able to reliably or efficiently manufacture our existing or new products at commercially reasonable costs on a timely basis, if at all, which could adversely affect our ability to commercialize our products and our results of operations.

Potential product defects or related performance or safety issues could result in product recalls, significant legal or insurance costs and reduced results of operations.

        Our business exposes us to potential product liability claims that are inherent in the manufacture and sale of medical devices and, as such, we may face substantial liability to patients for damages resulting from the faulty design or manufacture of products. We have been a defendant from time to time in product liability actions. We maintain product liability insurance, however, product liability claims may exceed coverage limits and product liability insurance may not be available to us at commercially reasonable rates, if at all, in the future. Consequently, a product liability claim or other claim in excess of insured liabilities or with respect to uninsured liabilities could jeopardize our financial viability.

        Complex medical devices, such as we produce, can experience performance problems in the field that require review and possible corrective action by the manufacturer. We periodically receive reports from users of our products relating to performance difficulties they have encountered. These or other product problems could result in market withdrawals or product recalls, which could have a material adverse affect on our results of operations and general financial condition.

A significant portion of our installed customer base is old, which may result in higher costs of service.

        We have many products still in clinical use that are more than 10 years old. As these products age they become more difficult and costlier to support and the risk of system failures resulting in injury or customer dissatisfaction increases. In order to mitigate this risk, we have obsolesced many of these products, but our costs of service continue to be higher on such products.

If we are unable to adequately protect our intellectual property, our business could be harmed.

        We rely heavily on a combination of trade secrets, patents, copyrights, trademarks, licensing arrangements and confidentiality procedures to protect our technology that is critical to our business. We take precautions to protect our intellectual property, however, these steps may be inadequate to protect our intellectual property. Existing trade secret, patent, trademark and copyright laws offer only limited protection. Our success depends, in large part, on our ability to obtain patent protection, however, we may not receive issued patents for our patent applications, our patents may be invalidated, circumvented, or otherwise challenged by our competitors. Our competitors may also independently develop similar or alternative technologies or duplicate any of our technologies, reducing the value of our technology. Any litigation or other proceedings necessary to protect our intellectual property could be very costly and we may not have the necessary resources to pursue such litigation in order to protect our rights. An adverse outcome in litigation with respect to the validity of any of our patents could subject us to significant liabilities to third parties, cause us to lose our exclusivity rights with respect to such technology or otherwise significantly harm our business.

The RE&S (Radiology, Electrophysiology and Surgery) Division, established in Q2-2002, may not be successful.

        We created the RE&S Division to re-focus resources and energy on the non-breast care products such as EPX-Electrophysiology Single Plane Imaging System, EPX2-Electrophysiology Bi-Plane Imaging System, VersaRad-A & D—multi-positioning imaging systems and the Bloom Electrophysiology Stimulator. Because we had not been active in these markets from late 1999 through mid-year 2002, it is unknown if we will be able to reestablish a position in these markets.

We depend on skilled personnel to operate our business effectively, and if we are unable to retain existing or hire additional personnel, our ability to develop and sell our products could be harmed.

        Our success largely depends upon the continued service of our sales and technical personnel, any of whom could be difficult to replace. Competition for qualified technology and market-experienced employees is intense, and, as happened during our restructuring of late 1999 and early 2000, our business could be adversely affected by the loss of core competencies in engineering, manufacturing, marketing and sales. We cannot assure you that we will continue to be successful in hiring and retaining properly trained personnel. Our inability to attract, retain, motivate and train qualified new personnel could have a material adverse effect on our business.

Risk Related To Our Common Stock

Our common stock has been at a price per share below $5.00, which may make our common stock difficult to sell and may cause the price of our common stock to move lower.

        The price per share of our common stock currently is below $5.00. When our stock price is below $5.00 per share, brokers must adhere to more stringent rules regarding disclosures and agreements with buyers in connection with sales of our common stock. In addition, brokerage houses usually are prohibited from allowing the stock to be used as collateral in a margin account. If any of our shareholders are using shares of our common stock in such a manner, a margin call could be placed by the broker who would sell the shares at whatever price for which they could be sold. These regulations on brokers may make brokers less willing to consummate transactions in our stock. This, coupled with the de-listing our common stock from NASDAQ and trading on the pink sheets, could reduce the liquidity and the price of our common stock.

We have never paid and we do not expect to pay dividends, which may limit the current return you may receive on your investment in our common stock.

        We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future, which may limit the return on your investment in our common stock.

Significant fluctuations in our quarterly operating performance or in stock market performance generally could cause the price of our common stock to be highly volatile.

        The market price of our common stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time in recent years that have often been unrelated or disproportionate to the operating performance of particular companies. These broad fluctuations may adversely affect the market price of our common stock.

Exercises of a significant number of stock options, or other substantial sales of our common stock could adversely affect the market price of our common stock.

        Although a substantial number of our outstanding stock options have exercise prices above current market prices, sales of a substantial number of shares of common stock, or the perception that such sales could occur, could have a material adverse effect on the market price of our common stock and could impair our ability to raise capital through the sale of equity securities.

Our policies could be significantly influenced by the voting power of our officers, directors, and significant shareholders.

        Our officers and directors beneficially own, in the aggregate, approximately 14.1% of our common stock as of June 30, 2003. In addition, 4 other institutional investors, combined, own approximately 55.3% of our common stock as of that same date. As a result officers, directors and a few shareholders are able to exercise significant influence on the election of our board of directors and thereby direct our policies.

Anti-takeover provisions in our charter and in other agreements, and the concentration of share ownership, could discourage purchases of or offers to purchase us, even if those offers might be favorable to stockholders.

        Our certificate of incorporation and bylaws include provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that stockholders might consider in their best interests. These provisions include the ability of the board of directors to issue shares of preferred stock in one or more series with such rights, obligations and preferences as the board of directors may provide, a "fair price" provision, a provision that requires stockholder action to be taken at meetings and not by written consent, a provision under which only the board of directors may call meetings of stockholders, certain advance notice procedures for nominating candidates for election to the board of directors and staggered terms for our board of directors.

        In November 1994, our board of directors adopted a stockholder rights plan and, pursuant thereto, issued preferred stock purchase rights, or Rights to the holders of our common stock. The Rights have certain anti-takeover effects. If triggered, the Rights would cause substantial dilution to a person or group of persons (other than certain exempt persons, including Morgan W. Nields, a current director), who acquire more than 15% of our common stock on terms not approved by the board of directors.

        In addition, in December 1995 the board of directors adopted a Retention Bonus Plan. Currently under this plan, the Company would make payments to one executive officer in the event of a change of control, and all outstanding unexercised options would immediately vest. This plan, like the stockholders rights plan, could delay or prevent a takeover that our stockholders may find favorable and which may provide liquidity.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

FISCHER IMAGING CORPORATION
Date: October 7, 2003	/s/ HARRIS RAVINE Harris Ravine Chief Executive Officer and President
Date: October 7, 2003	/s/ STEPHEN G. BURKE Stephen G. Burke Chief Financial Officer